UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)           January 28, 2006
Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building 435 Devon Park Drive Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)
610-293-0600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
This Current Report on Form 8-K is being filed by the Registrant to report extensions of the maturity dates, from January 31, 2006 to February 28, 2006, under the credit agreements between Comerica Bank with Mantas, Inc. (“Mantas”), Clarient, Inc. (“Clarient”), Laureate Pharma, Inc. (“Laureate Pharma”) and Pacific Title & Art Studio, Inc. (“Pacific Title”), each of which is an indirect majority-owned or wholly-owned subsidiary of the Registrant. Other terms of their respective credit facilities, including rate of interest, payment terms and available credit, remain the same. The Registrant expects Mantas, Clarient, Laureate Pharma and Pacific Title to immediately complete negotiations with Comerica for amendments to the existing credit agreements extending the term to February 28, 2007. These one-month extensions merely enable the Registrant to have all of its credit facilities end on the same date. Safeguard Scientifics (Delaware), Inc. (“SSDI”) and/or Safeguard Delaware, Inc. (“SDI”), wholly owned subsidiaries of the Registrant, are guarantors of the obligations of Mantas, Clarient, and Laureate Pharma under their respective credit facilities.
This Current Report on Form 8-K also reports that under the terms of the Loan Agreement dated as of May 10, 2002, as amended (“Loan Agreement”), by and among Comerica Bank, successor by merger to Comerica Bank — California (“Comerica”), SDI and SSDI, the size of the facility under the Loan Agreement decreased from $60 million to $55 million as of January 28, 2006 upon the expiration of the short-term increase entered into between the parties on August 1, 2005. Registrant determined not to extend the additional $5 million in facility size at this time since Registrant believes that it currently has adequate capital resources to address its needs. Other terms of the facility, including rate of interest and payment terms, remain the same. The Registrant is a guarantor of the obligations of SDI and SSDI under the facility.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: February 1, 2006	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel